EXHIBIT 10.21

ATHEROS COMMUNICATIONS, INC.

AMENDED AND RESTATED EXEMPT EMPLOYEE LETTER AGREEMENT

May 8, 2001

Mr. Hing Chu

Dear Mr. Chu:

On behalf of Atheros Communications, Inc., a Delaware corporation (the “Company”), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company. This Amended and Restated Exempt Employee Letter Agreement (this “Agreement”) will amend and restate the Exempt Employee Letter Agreement dated as of April 24, 2001 (the “Original Offer Letter”) in its entirety to read as set forth herein. We would like you to begin your employment with the Company on or before May 24, 2001. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.	Salary. You will be paid an annual base salary of $170,000, less regular payroll deductions, which covers all hours worked. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Stock Option. You will receive an option to purchase 105,000 shares of the common stock of the Company. The option will vest as to 12/48ths of the shares on the first anniversary of your hire date and 1/48th of the shares each full month thereafter.

3.	Severance Benefits. If you are terminated without Cause (as defined below), you (i) will receive an additional six months of base salary payable over a period of six (6) months; provided that as a condition to such additional six months of base salary, you shall execute an agreement in a form acceptable to the Company providing for a full release of any and all claims you may have against the Company, its officers, directors, stockholders and agents. For purposes of this Agreement, “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company; (ii) a material and willful violation of any federal or state law that has resulted or is likely to result in substantial and material damage to the Company; (iii) commission of any act of fraud with respect to the Company; (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (vi) a material, noncurable breach by you of the provisions of your non-disclosure or proprietary inventions agreement with the Company, in each case as determined in good faith by the Board of Directors of the Company.

4.	Duties. Your job title will be Director of Product & Test Engineering. Your duties generally will include responsibility for ATE strategy and test program development, managing all aspects of product characterization, qualification of process, package and product, production release, yield improvement and cost reduction, failure analysis and customer support. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless The Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

5.	Hours of work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

6.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

7.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this agreement by reference as Exhibit A.

8.	Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

9.	Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

10.	Employee Benefits. You will be eligible for paid vacation, sick leave and holidays. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

11.	Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice. Termination for cause requires no notice and no pay.

12.	Dispute Resolution Procedure. I agree that prior to my employment with the Company, I must sign and agree to the Arbitration Agreement attached as Exhibit B to this Agreement.

13.	Integrated Agreement. Please note that this Agreement, along with the attached Employee’s Proprietary Information and Inventions Agreement (Exhibit A) and the Arbitration Agreement (Exhibit B), supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the Vice President of Administration and Controller. Furthermore, you hereby acknowledge that this Agreement supercedes and replaces in its entirety the Original Offer Letter.

14.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

15.

Confidentiality. You understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and, without limitation, by your respective agents, representatives, successors or assigns, and none of the above shall be disclosed except to the extent required by federal or state law, or as otherwise agreed to in writing by you and the Company; provided, however, that nothing herein shall prevent you from providing information to your respective accountants, auditors, investment advisors or attorneys, each of whom have a professional responsibility to maintain such information as confidential.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours, ATHEROS COMMUNICATIONS, INC.

By:	/s/ David Torre
Title:	VP Administration & Controller

I agree to the terms of employment set forth in this Agreement.

/s/ Hing Chu	5/8/2001
Hing Chu	Date

EXHIBIT A

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

ARBITRATION AGREEMENT

1.	To the maximum extent permitted by law, I, Hing Chu, and Atheros Communications, Inc. (“the Company”), agree that, except as noted below, any controversy, claim or dispute arising out of or related to my employment or the termination thereof (“claims”) shall be arbitrated in accordance with the following procedure:

(a)	Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in the city closest to my place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA’s then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA’s selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in the city closest to my place of work at the Company where AAA has an office.

(b)	The arbitrator shall have the authority to grant any relief authorized by law.

(c)	The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d)	The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA; except that I may be required to pay administrative fees to the AAA not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the state where I was last employed by the Company. The arbitrator shall have power to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys’ fees, costs or expert witness fees.

(e)	The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with the employer, and claims related to the Employee’s Proprietary Information and Inventions Agreement executed by me, a copy of which is attached hereto as Exhibit A. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f)	Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g)	The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(h)	The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

2.	BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3.	I agree that this agreement to arbitrate shall survive the termination of my employment.

4.	This is the complete agreement between me and the Company on the subject of arbitration of disputes. This agreement supersedes any prior or contemporaneous oral or written understanding on the subject. This agreement cannot be changed unless in writing, signed by me and the Vice President of Administration and Controller of the Company.

AGREED TO AND ACCEPTED:

/s/ Hing Chu	Dated: 5/8/2001
Hing Chu

/s/ David Torre	Dated: May 8, 2001
David Torre

Vice President of Administration and Controller

Atheros Communications, Inc.